Exhibit 21.1

LIST OF SUBSIDIARIES
OF
NPS PHARMACEUTICALS, INC.
  NPS Services, L.C. (Nevada limited liability company)
  NPS Holdings Company (incorporated in the Province of Nova Scotia, Canada)
  NPS Allelix Inc. (incorporated in the Province of Nova Scotia, Canada)
  Cinacalcet Royalty Sub LLC (Delaware limited liability company)
  NPS Pharma UK Limited (incorporated in the United Kingdom)
  NPS Pharma Holdings U.S., Inc. (Delaware company)
  NPS Pharma Holdings Limited (incorporated in Ireland)
  NPS Pharma International Limited (incorporated in Ireland)
  NPS Pharma Germany GmbH (incorporated in Germany)